Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Inducement Restricted Stock Unit Award, Inducement Performance Stock Unit Award, and Inducement Nonqualified Stock Option Award of Petco Health and Wellness Company, Inc. of our reports dated April 2, 2024, with respect to the consolidated financial statements of Petco Health and Wellness Company, Inc. and the effectiveness of internal control over financial reporting of Petco Health and Wellness Company, Inc. included in its Annual Report (Form 10-K) for the year ended February 3, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, CA

March 6, 2025